EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Sipex Corporation:
     We consent to the incorporation by reference in the registration statements (Nos. 333-06123, 333-32329, 333-31410, 333-61560, 333-73880 and 333-116368) on Form S-8 and the registration statements (Nos. 333-33152, 333-61562 and 333-87350) on Form S-3 of Sipex Corporation of our report dated February 18, 2003, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Sipex Corporation for the year ended December 31, 2002, which report appears in the January 1, 2005 annual report on Form 10-K of Sipex Corporation.
/s/ KPMG LLP

Boston, Massachusetts
August 17, 2006